Exhibit 99.2

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EDITED TRANSCRIPT

DRE - Q3 2013 Duke Realty Earnings Conference Call

EVENT DATE/TIME: OCTOBER 31, 2013 / 07:00PM GMT

OVERVIEW:

DRE reported 3Q13 core FFO of $0.28 per share. Co. expects 2013 FFO of $1.07-1.11 per share.

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OCTOBER 31, 2013 / 07:00PM GMT, DRE - Q3 2013 Duke Realty Earnings Conference Call

CORPORATE PARTICIPANTS

Ron Hubbard Duke Realty Corp—IR

Denny Oklak Duke Realty Corp—Chairman and CEO

Jim Connor Duke Realty Corp—COO

Mark Denien Duke Realty Corp—CFO

CONFERENCE CALL PARTICIPANTS

Jamie Feldman BofA Merrill Lynch—Analyst

Dave Rodgers Robert W. Baird & Company, Inc.—Analyst

Josh Attie Citigroup—Analyst

Michael Bilerman Citigroup—Analyst

Blaine Heck Wells Fargo Securities—Analyst

Rob Stevenson Macquarie Research Equities—Analyst

Eric Frankel Green Street Advisors—Analyst

Michael Salinsky RBC Capital Markets—Analyst

Brandon Cheatham SunTrust Robinson Humphrey—Analyst

PRESENTATION

Operator

Welcome to the Duke Realty quarterly earnings conference call.

(Operator Instructions)

As a reminder, this conference is being recorded. I’d now like to turn the conference over to your host, Mr. Ron Hubbard. Please go ahead.

Ron Hubbard—Duke Realty Corp—IR

Thank you. Good afternoon, everyone, and welcome to our third quarter earnings call. Joining me today are Denny Oklak, Chairman and CEO; Jim Connor, Chief Operating Officer; and Mark Denien, Chief Financial Officer. Before we make our prepared remarks, let me remind you that statements we make today are subject to certain risks and uncertainties that could cause actual results to differ materially from expectations. For more information about those risk factors, we would refer you to our December 31, 2012, 10-K that we have on file with the SEC. Now for our prepared statement, I’ll turn it over to Denny Oklak.

Denny Oklak—Duke Realty Corp—Chairman and CEO

Thank you, Ron. Good afternoon, everyone. Today, I will highlight some of our thoughts on the overall real estate operating environment and how it is affecting us. Jim Connor will give you an update on our leasing activity and development status. I’ll review our recycling activity, and Mark will then address our third quarter financial performance and progress on our capital strategy.

We followed up the positive momentum in the first two quarters with continued strength across all areas of our business. We signed over 6.2 million square feet of leases in the third quarter. We achieved a 64% tenant retention rate with most of the square footage expiring already backfilled, as indicated by our overall increase in occupancy. We started $76 million of development projects across industrial, medical office, and suburban office projects with a weighted average stabilized yield of 8.3%. Three of our four new development starts are 100% pre-leased build-to-suits with the fourth a multi-tenant project that is already 64% pre-leased. I’ll touch on the developments in a little more detail shortly.

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OCTOBER 31, 2013 / 07:00PM GMT, DRE - Q3 2013 Duke Realty Earnings Conference Call

Our in-service occupancy increased 35 basis points from last quarter to 93.5%, while our overall portfolio occupancy increased 30 basis points at quarter-end to 93.4%. I’m happy to report that all product types contributed to this overall increase in occupancy. We made continued progress in our asset repositioning strategy during the quarter, generating $73 million of proceeds from non-strategic property and land dispositions, with a portion of the proceeds being recycled into two high-quality industrial facilities we acquired for $39 million. Mark will speak more in-depth on our capital activities in a moment.

I’ll now touch a little bit on the overall market conditions we are experiencing and how this is affecting our business. In spite of GDP muddling along between 1.5% to 2% and continued uncertainty coming from Washington, DC, we saw improved fundamentals across all of our product types and in most markets during the quarter. Starting on the industrial side, leasing has remained strong as reflected by another 10- to 20-basis point drop in national vacancy rates during the third quarter to the 8% range, with improving rent growth prospects. This decrease in overall vacancy has certainly been aided by the still relatively low level of new supply. Nonetheless, leading indicators such as trucking, rail, and the ISM have shown increasing strength which bodes well for continuation of solid industrial demand.

We also continue to see more relative strength in the big box industrial product. In particular, the trends in e-commerce are firmly intact with direct business to consumer retail sales expected to grow 20% per year which is driving steady incremental demand for larger modern fulfillment distribution centers, primarily between about 300,000 and 1 million square feet. I’m proud to say Duke Realty is clearly a national leader in the ability to facilitate tenant expansion and the ongoing ability to efficiently operate modern bulk industrial facilities. 40% of our existing portfolio are buildings over 500,000 square feet which have a current occupancy level of about 97%. The remaining 60% of our industrial portfolio represents buildings less than 500,000 square feet and are just under 93%. Obviously, we have some additional upside in our overall industrial occupancy of about another 100 basis points or so. In addition, we have entitled land positions at major distribution markets which we can develop another 50 million square feet of bulk industrial product. With respect to leasing in our in-service portfolio we continue to see fundamentals improve with the completion of nearly 4.1 million square feet of leases for the quarter. Bulk industrial in-service occupancy rose to over 94.6%, 23 basis points above the previous quarter and nearly 70 basis points above a year ago. 13 of our 22 bulk markets are now over 95% leased with 5 markets under 90%. As we stated throughout the year, the lack of available large block space in key distribution markets is generating growth opportunities in our development business and improves our position to push rents.

Moving to medical office and starting from a macro level, we’ve consistently stated that the commencement of the Affordable Care Act will only help the demand for new outpatient facilities, as these types of facilities will help health systems lower costs of care and handle the increase in insured individuals coming into the system. This is proving to be true as we see high demand from major customers to have facilities to handle these new patients. Finally, the suburban office sector has continued to show more positive trends although national vacancies are in the mid to high teens, net absorption stayed positive for the 14th consecutive quarter, and rental rates per square foot are up a few percentage points since the end of last year, after nearly five years of stagnant rent. Similar to last quarter, we’ve had increasing momentum in suburban office leasing and placed in the context of our active disposition program. Our quarterly average same property occupancy is up 150 basis points over the prior year. Overall in-service portfolio occupancy at quarter end now stands at 87.2% which is up 72 basis points from the prior quarter.

Now I’ll turn it over to Jim Connor to give a little more color on our leasing activity and development pipeline.

Jim Connor—Duke Realty Corp—COO

Thanks. Good afternoon, everybody. We’ll start out on the industrial side. Several notable deals that we executed this quarter include two new leases in our distribution parks down in Dallas. The first one was a 378,000 square foot new lease with Continental Tire, that backfilled a space where we had a prior tenant bankruptcy. The second space is a 263,000 square foot new lease with Anna’s Linens, that brings out Dallas industrial portfolio to over 98% leased.

We also had a lot of strong activity in the Indianapolis market. We signed a new lease with Genco for 309,000 square feet in the airport sub-market. We also executed two large renewal leases in Indianapolis, one with an auto supplier for 520,000 square feet, and other with a third-party logistics company for 383,000 square feet. Across our entire portfolio, we signed 70 industrial leases this quarter, a level that exceeds even our expectations coming into the second half of the year. I will tell you that the industrial leasing prospects look bright for the remainder of the year.

With improving fundamentals, we signed nearly 1.4 million square feet of leases in our suburban office portfolio. Some of the most notable deals include 58,000 square foot lease with Farmers Insurance in our South Florida market. Similar to last quarter we had strong leasing activity in the Midwest suburban office portfolios, most notably in St. Louis we signed and 87,000 square foot lease renewal with Aetna. In Indianapolis, we signed a 75,000 square foot lease renewal with a major accounting firm. In Cincinnati, we signed a 64,000 square foot lease renewal with UBS Financial. On the medical office side, our in-service portfolio is up 85 basis points reflected by strong leasing activity across the portfolio.

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OCTOBER 31, 2013 / 07:00PM GMT, DRE - Q3 2013 Duke Realty Earnings Conference Call

I’m pleased to report that our development starts are continuing at a steady pace. After $222 million of starts in the first two quarters, we started another $76 million in developments across four projects during the third quarter. The starts are a diversified mix of industrial, medical office, and suburban office, and both ground up development and expansion projects. On the industrial side, we started a 534,000-square foot build-to-suit in our West Jefferson Park in Columbus, Ohio. That facility is leased to 10 years to Ace Hardware and will serve as their supply distribution center for their Midwest retail outlets. The second industrial start was a 52,000-square foot expansion of our Grand Warehouse project in the O’Hare sub-market of Chicago. For both of those projects, the stabilized yields are projected to be in high 7% range.

On the suburban office side, we started another speculative project in our Raleigh Perimeter Park development. Perimeter Three, which is 204,000 square feet, is 64% pre-leased. Many of you remember that earlier this year, we started Perimeter Two in Raleigh. Perimeter Two is now 91% pre-leased and scheduled for delivery in the second quarter of 2014. Our Raleigh team has a strong list of quality prospects for the remainder of the spacing these two projects, and our existing portfolio in Raleigh is also 97% leased. The demand is strong. We expect to earn stabilized yields on both of these projects in excess of 9%.

Finally, our fourth start was a 49,000 square foot on-campus medical office development in Cincinnati. The facility is 100% pre-leased for 15 years to a healthcare system backed by good Samaritan Hospital, which is a AA rated credit. Our total development pipeline has as of September 30 stands at 2.3 million square feet totaling $391 million of stabilized costs, at 85% pre-leased. We’re projecting a weighted average stabilized yield of 7.9% and average yield over the initial lease term of 8.9%. We’re also pleased to announce we’ve signed another build-to-suit project with Amazon on our industrial ground in the Port of Baltimore. This represents our third building in excess of 1 million square feet that we signed with Amazon in the past 24 months. Construction has already started on that project.

Let me conclude on the development side by saying that our development platform is the key growth driver for Duke Realty. We have a strategic land bank, exceptional relationships, and a reputation in the market that will allow us to continue to create value through our development platform over the long-term. Now, I’ll turn it back over to Denny to cover our recycling activities.

Denny Oklak—Duke Realty Corp—Chairman and CEO

Thanks, Jim. During the quarter, we recycled our disposition proceeds into two very high-quality industrial facilities totaling $38.8 million. The first was a 343,000 square foot modern bulk facility in the I-81 corridor in central Pennsylvania. The facility is 100% leased to Kimberly-Clark with a remaining lease term of six years and annual rental escalations of 2.5%. The building is five years old and designed for today’s modern logistics needs including cross-docking and extra trailer storage.

The second acquisition during the quarter was a 110,000 square foot newly built industrial facility in the South Bay sub-market of Southern California. The project is strategically located in the new Douglas Park Brownfield redevelopment adjacent to the Long Beach Airport. This sub-market has maintained occupancy levels of over 96% over the last 10 years and currently stands at 98.5% leased. The acquired facility is under a 10-year lease with solid 2% rent bumps. We believe both of these very high-quality one-off acquisitions during the quarter represent strong risk-adjusted investments as we continue our asset recycling.

Moving to dispositions, during the quarter we sold two non-core properties totaling about $45 million, the largest of which was a 205,000 square foot medical office building located in northern Indiana which we referenced last quarter. The other property was a small non-strategic vacant industrial facility located in Chicago. The remaining $27 million of disposition proceeds were from land sales. As referenced on last quarter’s call, we closed on the sale of a 32-acre office land parcel in Washington DC, and also sold 33 acres of office land located in our Minneapolis, Indianapolis, and Atlanta markets. As noted on the last call, we feel very good about executing additional land sales in the fourth quarter per our revised land sales guidance, at prices well in excess of book value.

I’d like to point out that for the year, we’ve sold $465 million of non-strategic properties at an in-place cap rate of 6.23% and redeployed those proceeds in strategic acquisitions of $472 million at an in-place cap rate of 6.24%. We have effectively matched up our capital and in-place NOI dollar per dollar while substantially increasing the quality of our portfolio and reallocating proceeds to bulk industrial assets. Also, on the cash or AFFO basis these transactions are accretive as the CapEx requirements for the acquired properties are less than the sold properties.

We continue to progress on our Midwest suburban office sale. Today, we have $84 million of sales in St. Louis under firm contracts which we expect to close in November. We also have signed letters of intent, and buyers are underway on due diligence on about $110 million of properties in Cincinnati, Cleveland, and Chicago, which we expect to finalize and close in December. Finally, we’re in advanced negotiations on another portfolio on Cincinnati, totaling about $150 million which we believe will proceed and likely close in early 2014. These transactions represent the entire portfolio that we marketed.

We’ve also marketed a portfolio of medical office assets, specifically assets that were older or less strategic due to limited future development opportunities with the health systems leasing the properties. The portfolio consists of 17 medical office assets totaling about 938,000 square feet, located primarily in the Midwest. The portfolio marketed has an average age of 9.4 years, compared with our overall medical office portfolio age of 6.8 years. After receiving several strong offers, we recently accepted an offer on the entire portfolio. We are in early stages of due diligence, but expect this portfolio sale to close before year end and expect proceeds to be above $250 million. I’ll now turn the call over to Mark to discuss our financial results and capital plans.

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OCTOBER 31, 2013 / 07:00PM GMT, DRE - Q3 2013 Duke Realty Earnings Conference Call

Mark Denien—Duke Realty Corp—CFO

Thanks, Denny. Good afternoon, everyone. As Denny mentioned, I would like to provide an update on our third quarter financial performance as well as the progress on our capital strategy. Core FFO for the third quarter of 2013 was $0.28 per share, compared to $0.27 per share in the second quarter 2013. Core FFO this quarter reflected the continued improvement in portfolio operations, the highlight of which was positive same property NOI growth for the 12 and 3 months ended September 30, of 4.3% and 4.4%, respectively. This positive performance is due to the strong leasing the last few quarters driving an increase in occupancy across all product types, along with growth in rental rates and rent escalations built into our leases.

Our growth in overall average net effective rent on renewals was about 2.6% for the quarter. We had very strong growth of 8% on industrial renewals. Our strong current occupancy levels and high asset quality is allowing us to push rents in almost all markets on the industrial side. This is the ninth quarter in a row that we had positive rent growth on industrial renewals, and we expect this trend to continue as over 50% of our industrial lease expirations over the next 15 months were signed between 2008 and 2011. We expect significant growth as those leases roll. Not surprisingly, we did experience a slight roll-down in rents on the suburban office renewals.

We generated $0.22 per share in AFFO compared to $0.24 per share of AFFO for the second quarter of 2013. Due to the anticipated timing of our lease related CapEx towards the second half of the year related to the occupancy increase just mentioned, AFFO per share this quarter was in line with our expectations. In summary, we’re pleased with another strong quarter of operating results and anticipate continued solid execution during the fourth quarter.

Now, I will quickly recap the capital transactions for the quarter. We repaid 6 secured loans totaling $77 million which had an average effective interest rate of 5.6%. In the process, we unencumbered about $162 million of properties to enhance our financial flexibility and credit profile. As Denny mentioned, we generated $73 million in proceeds from non-strategic asset dispositions during the quarter. Disposition activity out-paced acquisitions for the quarter as we purchased two industrial properties for $39 million. We finished the quarter with about $210 million outstanding on our $850 million line of credit, compared to $88 million outstanding on the revolver at June 30. Given our strong expected fourth quarter disposition activity Denny alluded to, we expect to use the proceeds from these dispositions to repay our outstanding line balance and fund fourth quarter development activity. This will put us in a solid liquidity position heading into 2014, not to mention that we don’t have any debt maturities of significance until August of 2014.

We achieved improvements in our key leverage metrics during the third quarter as well, with a fixed charge coverage ratio now over 2.0 for the rolling 12 months ended September 30, compared to 1.9 for the rolling 12 months ended June 30. Fixed charge coverage for just the third quarter exceeded 2.1 times, which is more reflective of our current leverage profile. I would also like to point out that these metrics will continue to improve over the coming quarters simply by completing our development projects that are currently under construction, given that they are 85% leased in the aggregate, and the balance sheet already reflects the substantial portion of the costs having that incurred without the benefit of the earnings.

I will conclude by saying that I’m very pleased that we have continued strong trend in operating results for the third quarter. We have continued to execute our asset plan, and we completed a few capital transactions to further improve our credit ratios. We’re confident we’ll meet our year-end capital strategy goals that we originally set. And with that, I’ll turn it back over to Denny.

Denny Oklak—Duke Realty Corp—Chairman and CEO

Thanks, Mark. Yesterday, we reaffirmed our guidance of FFO for 2013 at $1.07 to $1.11 per share, based on our solid operating performance thus far. In closing, after a solid quarter we believe our value creation story is firing on all cylinders with excellent leasing results, improving rent growth prospects, quality asset repositioning, and development activities and an improving credit profile. Thank you again for your support of Duke Realty, and with that we will open it up for questions.

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OCTOBER 31, 2013 / 07:00PM GMT, DRE - Q3 2013 Duke Realty Earnings Conference Call

QUESTION AND ANSWER

Operator

(Operator Instructions)

Jamie Feldman, Bank of America.

Jamie Feldman—BofA Merrill Lynch—Analyst

First question is, you guys seem like you’re on pretty good track here fundamentally. Why not take the guidance up, given that you just kept your range?

Denny Oklak—Duke Realty Corp—Chairman and CEO

I would say, Jamie, our range is fairly tight with $0.04. You never know when a transaction’s going to take you up to a higher level than the midpoint. I think we’re very comfortable with just a $0.04 guidance. We’ve only got three more months to figure out what it actually will be.

Jamie Feldman—BofA Merrill Lynch—Analyst

Okay. I don’t know how much detail you can give around Amazon, but can you talk a little bit about the economics and the size, and even more importantly, what are they doing with that space? What does it say for the future of demand, especially demand from that kind of tenant?

Denny Oklak—Duke Realty Corp—Chairman and CEO

Let me start by saying we really can’t talk much about it, obviously, with confidentiality agreements with Amazon as far as many details of the overall transaction. When we report our fourth quarter activity, what we can disclose will be included in that. Jim, why don’t you talk a little bit about the nature of the facility and what we’re really seeing in the e-commerce area today?

Jim Connor—Duke Realty Corp—COO

Sure, Denny. As I’m sure most of you are aware, e-commerce continues to grow dramatically. We’ve all seen the projections. Currently, it comprises about 9% of retail sales, and it’s projected to go north of 20% in the coming years. That is obviously fueling a great deal of warehouse demand. Amazon continues to lead the charge with these large million-square-foot facilities. By and large, they’re all generally build-to-suits. They’re all fulfillment centers of some sort, they are also engaging in some smaller facilities we’re starting to see it come around the marketplace. We have not completed any of those. I think you’ll see in addition to Amazon, you’re starting to see a lot of the other major retailers move into dedicated e-commerce distribution facilities. The other buzzword that we’re seeing around the industry is omni-channel distribution centers, where major retailers are distributing to their stores and supporting online out of the same warehouse. That’s a growing trend that we’re seeing as well.

Jamie Feldman—BofA Merrill Lynch—Analyst

You said they also have some smaller ones they’re looking at. I assume that’s for the same- and next-day delivery. What are you guys seeing in terms of pipeline? Are you positioned for it with your land bank, or is that actually more of in-fill story?

Jim Connor—Duke Realty Corp—COO

No. I think we believe we’re pretty well-positioned for that. We’re not aware that any of them are what we would call true in-fills in major metropolitan areas. I think they’re looking at more traditional distribution locations, just smaller, more typical traditional distribution centers instead of these large million-square-footers.

Jim Connor—Duke Realty Corp—COO

Jamie, we’re never quite sure because most of these customers of ours are fairly tight-lipped about exactly what they’re doing out of any particular facility. We would suspect that a lot of those facilities, the smaller facilities — and by smaller, 250,000 to 500,000 square feet — are for local, same-day delivery.

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OCTOBER 31, 2013 / 07:00PM GMT, DRE - Q3 2013 Duke Realty Earnings Conference Call

Jamie Feldman—BofA Merrill Lynch—Analyst

Okay. Finally, I know you’ve mentioned in general you don’t think supply’s a real issue yet, but are there any markets where you’re starting to get concerned? I know when we see the data on Indianapolis, that’s one where certainly spec seems to be, at least spec pipeline, growing pretty quickly.

Denny Oklak—Duke Realty Corp—Chairman and CEO

Jamie, I would’ve told you that it was a concern in the second quarter because we had a half a dozen buildings out there. The activity was below what we would traditionally expect in Indianapolis which is historically been a very strong distribution market. Activity in the late third quarter and fourth quarter has been very, very good. I think everybody will be very pleasantly surprised with the amount of spec space that comes off the market the next time we’re having this conference call.

Jamie Feldman—BofA Merrill Lynch—Analyst

Are there any other markets that you’re watching as riskier?

Jim Connor—Duke Realty Corp—COO

No, Jamie. I don’t think so. We just updated our third quarter analysis and I would tell you, while we watch all of our markets very closely with the number of projects, the square footage and the percentage leased, we’ve looked at historical levels. All of the spec that’s under construction in the US is still only about a third of what we ran at for levels in 2005, 2006, and 2007. No market is exceeding 2% of its overall industrial base. We still think the markets are in pretty good balance. Most of them are actually less than 1% of the total industrial base. That’s a very manageable number for most of these markets, given their annual absorption. We’ll continue to monitor, but as it sits here today we don’t think spec development is impeding the safety of any of our markets.

Jamie Feldman—BofA Merrill Lynch—Analyst

Okay. Great. Thank you.

Operator

Dave Rodgers, Robert W. Baird.

Dave Rodgers—Robert W. Baird & Company, Inc.—Analyst

Obviously, you talked about swapping better NOI for what you’ve been selling, and you’ve done a good job matching that up to this point. You’ve got $400 million plus coming in, in the fourth quarter. Do you have a great, new use of proceeds as you sits today and being able to match that up? Does that go into development? Does that go to the balance sheet? Can you talk about some of the uses of that, and any potential dilution in the timing of getting that back out to work?

Denny Oklak—Duke Realty Corp—Chairman and CEO

Yes. I’ll let Mark take that.

Mark Denien—Duke Realty Corp—CFO

I’ll start on that, Dave, and then Denny can chime in. If you think about give or take $400 million, $450 million worth of proceeds Denny just talked about coming in the fourth quarter, we’ve got about $210 million outstanding on our line which was really used to fund third-quarter development for the most part. We’ll take half those proceeds, give or take, and pay that line balance off. Then we’ll be able to fund our fourth-quarter pipeline of costs which is probably close to another $150 million. That would use most of it up there. We may end up the year with just a little bit of cash that’s basically pre-funded our early 2014 development.

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OCTOBER 31, 2013 / 07:00PM GMT, DRE - Q3 2013 Duke Realty Earnings Conference Call

Dave Rodgers—Robert W. Baird & Company, Inc.—Analyst

Moving over to the office renewals, Jim, I think you had mentioned in your comments, or maybe it was Denny, with regard to the renewals that you did in Indianapolis, I think it talked about Cincinnati as well, did you benefit from consolidation at all? Was there any downsizing in these leases, or these as-is leases, and rolling the market?

Jim Connor—Duke Realty Corp—COO

No. I would tell you actually, it’s all really positive news. Most of these companies were in the financial services, insurance, healthcare services businesses. We didn’t lose ground with any of these tenants. All of these tenants renewed as is, or several of them were actually incorporating a slight bit of expansion in there. It’s just a continuation of the good performance of our office portfolio this year. I think we’re all very pleasantly surprised to see our office occupancies continuing to grow, given where we are with the overall economy. The news is good. We’re all fairly optimistic about that continuing to get better, as we move well into the fourth quarter and then into 2014.

Dave Rodgers—Robert W. Baird & Company, Inc.—Analyst

Last question, on the secondary office market sales, you talked about what’s under contract. What’s driving better demand today for some of those assets? Are you seeing a broader buyer of pools, including institutions, maybe dipping into markets a little bit more? Or is it a function of financing? A little bit more color on that would be helpful, thanks.

Denny Oklak—Duke Realty Corp—Chairman and CEO

Dave, we began marketing that portfolio late spring, early summer—I would say probably towards the end of May. We’ve had good activity all along. What has just taken probably a little longer than a normal transaction on this, is really splitting the portfolio up into multiple buyers -that just takes longer. We’ve done that to really try to maximize proceeds, and I think that’s really what will happen as we complete these transactions.

The demand has been good all along. I would say in this particular portfolio, I wouldn’t classify the buyers as institutional investors, more private equity type buyers, getting financing. Financing is readily available for these projects since, for the last few months, the interest rates really have stabilized on the borrowing that folks are looking at. I just think there is sufficient demand out there for all types of real estate and a pretty varied buyer pool. But the buyer pool on this, on these properties on the Midwest suburban office side, has really been private equity folks.

On the MOBs side, we had very strong demand for that portfolio. It is obviously more institutional investors. We had a lot of offers on that portfolio in what I would say a pretty tight range. We’re very pleased with the results on that portfolio. Again on the MOBs side, this is a few of our older assets in there, so I think overall with this disposition, we’re improving the overall quality of the MOB portfolio that we’ll hold going forward.

Dave Rodgers—Robert W. Baird & Company, Inc.—Analyst

Thank you.

Operator

Josh Attie, Citigroup.

Josh Attie—Citigroup—Analyst

Can you give us a sense for the average cap rates on the $350 million of office sales, and the $250 million of MOB sales?

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OCTOBER 31, 2013 / 07:00PM GMT, DRE - Q3 2013 Duke Realty Earnings Conference Call

Denny Oklak—Duke Realty Corp—Chairman and CEO

Since they’re closing in all these different transactions, I’d rather wait and give you those at the end of the fourth quarter, Josh, when we get them closed. I will say they’re in line with what we’ve been talking about on the Midwest office portfolio. They’re in line with the cap rates that we’ve been talking about on the MOB portfolio.

Josh Attie—Citigroup—Analyst

Okay. The use of proceeds, it sounds like the $450 million that’s coming in the door in the fourth quarter is to pay down line of credit and fund development. What’s the reinvestment plan for the remaining $150 million, just to help us understand what the earnings impact will be on 2014?

Denny Oklak—Duke Realty Corp—Chairman and CEO

I will say most of that will be redeployed back into the ongoing development pipeline. We’ve got a pretty strong development pipeline, which just got bigger with the signing of the Amazon project in Baltimore. We’ve got plenty of use of those proceeds. They’ll be redeployed pretty quickly.

Josh Attie—Citigroup—Analyst

Just thinking about the entire $600 million that you’ve talked about selling, all of that will go to either pay down line of credit and fund development, and none of it, we should expect to go to acquisitions?

Denny Oklak—Duke Realty Corp—Chairman and CEO

I think we’ve still got an active acquisition program going on. It’s been, I would say, compared to what we’ve done over the last couple years been relatively slow here more recently with fewer large portfolios out there. We’re still in discussions on some one-off type projects, basically on the industrial side. I think you’ll see us continue to have a few of those each quarter.

Josh Attie—Citigroup—Analyst

Okay. Then on the acquisitions that you made, the central Pennsylvania and southern California, it looks like you paid a 5.5 comp and the assets are fully leased. Can you just talk about what kind of returns you’re projecting on these deals and how you get there? Is it a play on rent growth? Or do you think that cap rates for those assets compress further?

Denny Oklak—Duke Realty Corp—Chairman and CEO

It’s a combination of a few things. First of all, I would say what we’re continuing to do here is take our disposition proceeds and generally redeploy them back into acquisitions, which is the same strategy we’ve had for the last two to three years. With us, it’s a matching of dispositions and acquisitions. As I mentioned in the prepared remarks, when you look at us year-to-date, it’s almost incredible that we’ve ended up with almost the same amount of dispositions and acquisitions at almost exactly the same cap rate.

What we’ve been able to do as we’ve done is put the proceeds back into what we believe are really good cap rates, probably better than market cap rates, on very solid industrial properties that are in key distribution markets, long-term growth markets for us. The acquisitions have two characteristics. One is nice rent growth and the existing leases that are in place, as well as being located in markets where we think we’re going to have good longer-term rent growth there and ultimately have good rent growth when the leases expire. One other thing I want to keep pointing out that I’ve said on the calls before and in discussions with you all is in most of these bulk buildings that we’re buying, not all of them but a lot of them are single-tenant buildings, which is really the bulk business. You either buy these things 100% leased, or you buy them 0% leased. We typically haven’t tried to buy 0% leased buildings because if we want a 0% leased building, we’ll build a spec building on some of the great industrial ground that we have. You just don’t find that many portfolios out there that are 80% or 85% or even 90% leased. They are either 0% or 100%. That’s why you see us buying a lot of those 100% leased buildings, but again, focusing on key distribution markets with good long-term rent growth profile.

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OCTOBER 31, 2013 / 07:00PM GMT, DRE - Q3 2013 Duke Realty Earnings Conference Call

Michael Bilerman—Citigroup—Analyst

Denny, it’s Michael Bilerman. Good afternoon. Just two quick questions. As you think about selling $250 million of medical office upwards of 20% of the medical office portfolio, before you bring on forth any new development, was there a strategic relook at potentially hiving it off completely, and really honing in on being a much purer industrial player, as you continue to sell off suburban office? How much time, just given the cap rates that are being paid for medical office and some of your peers also going through some of that refocus, did that take of your attention?

Denny Oklak—Duke Realty Corp—Chairman and CEO

This portfolio, Michael, the whole strategic reason for selling this portfolio was it was just some relatively older assets, a couple that we bought from some major customers of ours over the years, as well as some of the development we did early on in the process of building this business, including some that occurred back in the development that started back in 2004, 2005, 2006, before we even brought Jim Bremner and his team fully into our Company. The other piece of it was these were generally with hospital systems where we don’t see a big future expanded relationship. Like you noticed, we haven’t sold anything with Baylor and some of the major customers that we have around the country.

It was just a strategic look at the portfolio to take money off the table. I’m not disagreeing with you that it’s a good time to sell these properties. There’s fairly high demand. As I mentioned, we have very strong interest in this portfolio. That was really the goal. Right now, we’ve got a pipeline roughly equal to what we’re selling. We think that pipeline’s going to continue to be stable on the MOB developed business. We’re just looking to take those proceeds and redeploy them back into the MOB business going forward.

Michael Bilerman—Citigroup—Analyst

With the Amazon stuff, remind me. I remember one was in the CBRT venture. I don’t know if that got redistributed. Do wholly own the one that you have? I guess this will be a wholly-owned Amazon facility as well, that you’re building in Baltimore?

Denny Oklak—Duke Realty Corp—Chairman and CEO

Yes. We have three, one in Delaware just South of Philadelphia that we finished late last year. We’ve got one in Seattle that we finished just a couple months ago during this last past quarter. Now we’ve got this one that we’re starting in Baltimore, but we’ve also got Amazon in a lot of other facilities. The answer is yes, they are in a couple facilities in our Chambers Street joint venture, one in Indianapolis and one in Phoenix. We have them in a number of other spaces around the system. I think you’ll see Amazon in the next quarter actually tick up to be our largest tenant in our overall portfolio.

Michael Bilerman—Citigroup—Analyst

All right. Okay. Thank you.

Operator

Blaine Heck, Wells Fargo.

Blaine Heck—Wells Fargo Securities—Analyst

Denny, I just wanted to see if we could get some commentary on how we should think about occupancy gains going forward. You guys have done a good job leasing up the portfolio, but it looks like the majority of additional leasing needs to be done in the suburban office portfolio. Is there anything you can point to that gives you confidence in your ability to continue to show occupancy growth in the fourth quarter and into 2014? Where do you think you can ultimately get that leased rate up to?

Denny Oklak—Duke Realty Corp—Chairman and CEO

Well, let me start on that. Then I’ll let Jim chime in also. I would say first of all, on the suburban office, yes, you’re right. We’ve got a good chance to see our occupancies continue to grow there. I think with any luck in the economy, the growth and the occupancy in that portfolio could accelerate. There’s a little volatility in suburban office occupancy rates for us because of our disposition program. Some of it depends on what we sell. For example, the portfolio that we’re marketing that I talked about in all these pieces and parts is overall about 93% leased. It’s a little bit higher than our average occupancy.

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OCTOBER 31, 2013 / 07:00PM GMT, DRE - Q3 2013 Duke Realty Earnings Conference Call

On the medical office business, I think there’s still room to grow. Today, a lot of the development of that we’re starting is 100% pre-leased by the hospital systems. We’ve still got a little bit of vacancy, and some of that is some vacancy we’ve built or bought in the portfolio. I would tell you that a medical office portfolio ought to run above 95%. I think we’ve got another 150 to 200 basis points’ worth of growth in that portfolio. We mentioned here that the large bulk distribution piece of our portfolio which is about 40% of it, is fairly highly leased at about 97%, but I think there’s some room for growth in the other pieces of that portfolio. Jim, maybe you can comment on that, and what we’re seeing in that piece of the portfolio.

Jim Connor—Duke Realty Corp—COO

Yes. Sure. The comments I would make, and we’ve been asked this question a couple times before, how much upside do we really have? I think if you go back and look historically, we’ve run our industrial portfolio as high as 95.5%. I would tell you that we’ve got a little bit more upside in the industrial portfolio. Not a lot of it is in the big boxes because the over 500,000 square foot buildings in our portfolio are about 98% leased today. Most of that improvement is going to come in the midsize 100,000 to 500,000, and the under 100,000-square-footers.

We’re still as good an operator as we’ve ever been, and I’d like to believe we can continue to get back to where we’ve run at historic levels. I think at the same time, it’ll take us a little bit longer. I think the same can be said of the office. We’ve historically run that office portfolio in better times in the low 90s. While the overall office market’s not as good as it was a few years ago, I’d like to believe we’ve got some upside there as well.

Blaine Heck—Wells Fargo Securities—Analyst

Great. That’s helpful. On same-store NOI, you guys are at 3.5% year-to-date, but given that you’re going to be starting to compare against some pretty high occupancy levels, is it fair to expect that that statistic is going to moderate a bit in the coming quarters?

Denny Oklak—Duke Realty Corp—Chairman and CEO

Yes, Blaine. We’re at 4.3% year-to-date, all in, on a 12 month versus 12 month. Our original guidance for the year was in the 1% to 4% range. We’re still pretty comfortable with that, so I think that we still expect some growth as we move forward. It should moderate probably a little bit as we close out the year, given the higher occupancy base we’re working off of. It’ll probably be in that 3% or maybe north of that range a little bit, but still within that 1% to 4% for the year.

Blaine Heck—Wells Fargo Securities—Analyst

Okay. Then a last one for me, your development pipeline, it looks like you’re expecting some relatively high yields on the projects you’ve started during the quarter. Is there anything that’s driving your ability to target the higher yields? Do you think that’s going to be sustainable in the near to midterm?

Denny Oklak—Duke Realty Corp—Chairman and CEO

Two things I would say is one, our overall yields are higher because overall, we’ve started some office development during the year, and particularly during the quarter. Just typically our office yields are higher than industrial yields and we all pretty much know why that is. The other piece is obviously a lot of this development is going on ground that we own, and ground that we may have owned for a while and have good basis in. For example, the Columbus ground that we have for the industrial build-to-suit. Typically, if we’ve got good ground with good basis, we’re going to get higher overall yields. I would also say that it’s hard to predict because of that, because you don’t know exactly what kind of development you’re going to see going forward, whether it’ll be some more office on some of the office ground we have left, or whether it’s a build-to-suit in one of the major markets, where the cap rates are lower, and there’s more competition. The overall cap rates on the development just depends on the mix and the geography.

Blaine Heck—Wells Fargo Securities—Analyst

Great. Thanks.

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OCTOBER 31, 2013 / 07:00PM GMT, DRE - Q3 2013 Duke Realty Earnings Conference Call

Operator

Rob Stevenson, Macquarie Research.

Rob Stevenson—Macquarie Research Equities—Analyst

Can you guys talk about what the impact is going to wind up being on the occupancy in the suburban and medical office portfolios from the sales? Are the assets you’re selling higher or lower occupancy, or roughly similar to what those overall portfolios are?

Denny Oklak—Duke Realty Corp—Chairman and CEO

Well, I mentioned on the Midwest office sale it’s about 93% leased. It’s a little bit higher than our overall occupancy of 87% plus. That would have a tendency to pull that occupancy down a little bit. I’m not sure it’s going to go down, but just if you looked at that sale, it would. On the MOB, that portfolio is about 97% leased, and I think our overall portfolio is around 94%. Again, it’s only about 10%, 12%, I guess of the overall portfolio. I don’t think it will have much of an impact.

Rob Stevenson—Macquarie Research Equities—Analyst

Okay. You guys have been averaging about $100 million of development starts thus far in 2013. What’s your tolerance at this point with what you’re seeing in your individual markets to ramp that up materially? What’s your tolerance these days to start additional spec development?

Denny Oklak—Duke Realty Corp—Chairman and CEO

I think I’ll comment overall, and then I’ll let Jim comment on what we’re seeing on the spec side. I think right now, we target a range of ongoing development in, I’ll call it, $500 million to $700 million range. We don’t really want to get much above that. It just turns into rating agency issues and others. The truth is, I don’t think we feel like we have a lot of opportunity that we’d exceed that here right now. One of the things we’ve focused on is the build-to-suit activity because we’re in that sweet spot, especially on the industrial side of build-to-suit activity where our customers have time to grow their business by doing build-to-suit activity. We’d just as soon do that. We’ve focused on that, and of course as I mentioned the MOBs have been virtually all 100% leased projects, too. We’ve kept that portfolio up in the 85% plus range leased because it’s under development. Jim, why don’t you comment on the spec side of the business and what you’re seeing.

Jim Connor—Duke Realty Corp—COO

Yes. I would add to Denny’s comments, while we’ve got a few spec developments underway, and we’re starting to see some leasing in some of those projects so they are coming along nicely, I would tell you our build-to-suit pipeline is so strong that we’d really rather continue focus on that, so that when those buildings come into service, they’re having an immediate positive impact. As I said earlier, we monitor all of our markets and look at all the spec development. Nationwide, in our markets, we’re looking at about 20% pre-leasing or leasing on all of the spec buildings that we’re seeing across. We’re not seeing great leasing demand for spec space. That combined with the amount of build-to-suit opportunities has really led us to stay the course of being a little bit cautious about spec and continue to focus on the build-to-suits. I think, as Denny said, we’re very comfortable that we’re going to meet our budget goals of our guidance this year. If we can do that, and continue to focus on build-to-suits where we’ve got 85% of the portfolio pre-leased, I think we’re creating more value that way.

Rob Stevenson—Macquarie Research Equities—Analyst

Okay. Thanks, guys.

Operator

Eric Frankel, Green Street Advisors.

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OCTOBER 31, 2013 / 07:00PM GMT, DRE - Q3 2013 Duke Realty Earnings Conference Call

Eric Frankel—Green Street Advisors—Analyst

Maybe just touching on Michael Bilerman’s question, it certainly seems you have a very good relation with Amazon. Just curious given your recent projects in Washington and Delaware, and now this one in Baltimore, it seems like these facilities are getting increasingly specialized, especially with regard to the infrastructure within the interior of the building. Two questions, what are your thoughts on the tenant concentration issue? As you mentioned, they’re going to be your largest tenant. Two, just the specialized nature of the building and the fact it’s not so commodity-like, like a typical Big Box? Thanks.

Denny Oklak—Duke Realty Corp—Chairman and CEO

Yes. First of all, as far as Amazon goes, they will be our largest tenant, but it’s only to going to be like somewhere between 3% and 4% of our overall revenues. We’re not too concerned about just looking at Amazon. The second thing is if you follow the industry, I’m sure you’ve seen that Amazon has really built facilities virtually all over the country. What we’ve tried to do is concentrate our business with them as much as we can in the major distribution markets and as well on our land, when we can do that. We’re very comfortable with the projects that we’re building from a long-term perspective. First of all, we’re signing generally 15-year leases on these with Amazon. We’re also very comfortable with these projects on a long-term basis because of their location and because of the kind of building they are. Eric, you’re correct that generally speaking we’re seeing Amazon do some specialized investment in these projects, but under the terms of the lease, that’s just really isn’t an issue to us. We’re looking at these buildings as being, if Amazon were to leave at the end of their lease term, these are buildings that generically we can turn back into just a normal distribution center. They’re located in good distribution markets.

Eric Frankel—Green Street Advisors—Analyst

Okay. Thanks for the thoughtful response. The other question I have is regarding the suburban office sales. It seems like you’re selling a little bit more than you initially projected a quarter ago. Can you just comment on the square footage that you’re likely going to be selling each market?

Denny Oklak—Duke Realty Corp—Chairman and CEO

I don’t have each market in front of me. It’s a total of about 2.3 million square feet. I think there might be another couple hundred thousand square feet that we’re selling out of the Chambers Street joint venture. It’s right in line with exactly where we thought we were going to be, when we started this six months ago.

Eric Frankel—Green Street Advisors—Analyst

All right. Thanks. My final question is just regarding your land pipeline. Given that you feel like there’s pretty good activity and that perhaps you can monetize that with additional build-to-suits, can you just provide a timeframe of your land monetization outlook?

Denny Oklak—Duke Realty Corp—Chairman and CEO

I would say a couple things have happened with the overall land pipeline. First of all, the developments business has accelerated over the last 18 to 24 months pretty significantly. We’re able to put more land into service through the development pipeline. I think this year we’re going to be probably somewhere in the, again, I don’t have the exact number in front of me, $35 million to $50 million of land put in to development. The other piece is we’ve really seen an increase in our ability to sell some land this year. Most of the land we’re selling is land that was one of two things, one originally designated for sale back a few years ago where we went through the whole portfolio, or second, land that was originally entitled for us for office property. We haven’t sold much of any on the industrial land side. A lot of that office land sales has gone to other uses, to residential or even some retail that we’ve seen and will see.

Overall, the pace of us moving through our land inventory has accelerated quite a bit over the last 24 months. Generally speaking, we feel very good about the land inventory that we have today and where we stand. As I mentioned on the call, we’ve got industrial land that we can do over 50 million square feet of new development on. Hopefully, we’ll continue to get a lot of the build-to-suits and an occasional spec that moves through that.

Eric Frankel—Green Street Advisors—Analyst

Thanks. Just one final question. Regarding the medical office portfolio, could you classify that as either on-campus or off-campus?

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OCTOBER 31, 2013 / 07:00PM GMT, DRE - Q3 2013 Duke Realty Earnings Conference Call

Denny Oklak—Duke Realty Corp—Chairman and CEO

This portfolio that we’re selling, it’s about 85% plus on-campus.

Eric Frankel—Green Street Advisors—Analyst

Great. Thank you.

Denny Oklak—Duke Realty Corp—Chairman and CEO

It mirrors the rest of our MOB portfolio.

Eric Frankel—Green Street Advisors—Analyst

Okay. Thank you.

Operator

Michael Salinsky, RBC Capital Markets.

Michael Salinsky—RBC Capital Markets—Analyst

Just a couple quick follow-ups. As you think about the build-up for the land pipeline for 2014 and 2015, have you started looking at taking on additional land at this point?

Denny Oklak—Duke Realty Corp—Chairman and CEO

Generally not. We’ve bought one parcel in Houston earlier this year, up on the Northwest side because we developed all our land on the industrial side there. Jim, I don’t think we’ve really bought any of the land this year, have we?

Jim Connor—Duke Realty Corp—COO

No. We’ve got more than enough inventory in most of our markets. We’ve got additional capacity. We’ll continue to look at things, but I think we’ve got a little ways to go before being back actively in the land market.

Michael Salinsky—RBC Capital Markets—Analyst

Okay. That’s helpful. Second question, you gave a lot of color on pricing, both in the medical office and in suburban office sites. Can you talk a little bit about the bulk industrial, whether you seen any change with the movement in interest rates over the last, call it, 90 to 180 days?

Denny Oklak—Duke Realty Corp—Chairman and CEO

I’ve got to tell you, we really haven’t. I’m a little surprised. The market we’re playing in, in industrial, we’re looking at the major distribution markets and class A modern bulk properties. Most of the buyers are not leveraged buyers. They’re institutional investors in that product type. We quite honestly have not seen much movement at all in the cap rates on the bulk industrial side.

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OCTOBER 31, 2013 / 07:00PM GMT, DRE - Q3 2013 Duke Realty Earnings Conference Call

Michael Salinsky—RBC Capital Markets—Analyst

Okay. Just a final question, on the asset sales there, how much leverage is in place on those currently?

Denny Oklak—Duke Realty Corp—Chairman and CEO

Virtually none. I think there’s a couple small ones on the Midwest office portfolio. Not much at all though.

Michael Salinsky—RBC Capital Markets—Analyst

Thank you much.

Operator

Brandon Cheatham, SunTrust Robinson Humphrey.

Brandon Cheatham—SunTrust Robinson Humphrey—Analyst

Just a quick one for me. It sounds like you’re not planning on doing too much in acquisitions over the next couple of quarters. Is that reflective of what you’re seeing in the market? Is it tight supply? Are prices above what you’d like to pay? Can you provide me with a little color there?

Denny Oklak—Duke Realty Corp—Chairman and CEO

Yes. I would say the two primary drivers of that, one would be just what’s out there and available in the market. Generally speaking it’s been I would say a little bit slower on the disposition market over the last probably six months. I think some of that has to do with sellers looking at what the interest rate increases are going to do to cap rates. People have held back a little bit on selling. Second, again going back to our plan is to, on the recycling side, match up dispositions with acquisitions. We’ve got some dispositions going, but as we talked earlier in a couple questions that we were asked, we’ve redeployed most of those proceeds either into acquisitions that we’ve completed, or into the strong development pipeline that we have. Some of it is also what’s out there in the market. We’ll see what happens over the next couple of months. I wouldn’t anticipate much coming out between now and year-end, but would think maybe at the beginning of next year, if things hold stable, we’d see a larger supply. Then we’ll just see if something that fits with us strategically.

Brandon Cheatham—SunTrust Robinson Humphrey—Analyst

But overall, you would be open to it, it’s just currently there’s nothing that’s caught your eye?

Denny Oklak—Duke Realty Corp—Chairman and CEO

That’s what I would say, Brandon.

Brandon Cheatham—SunTrust Robinson Humphrey—Analyst

Okay. On leasing spreads on the industrial portfolio, going forward, I think you mentioned that about 50% of the leases that are rolling over the next 15 months were signed in 2008 to 2011. What can we expect from leasing spreads on that part of the portfolio?

Denny Oklak—Duke Realty Corp—Chairman and CEO

I think if you were to look at that 50%, and I’ll let Jim critique me on this one, I would say probably you’re looking at 15% to 25% in rental rate increases on average, on just those leases. I’m not saying overall we’re going to have 20% to 25% rent growth. I think it look at those leases that are rolling as you go, if something was signed in 2008 or 2009, we’re probably looking at 15% plus rent growth on those at today’s rates, again, in most of the markets. Jim, would you think that’s about right?

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OCTOBER 31, 2013 / 07:00PM GMT, DRE - Q3 2013 Duke Realty Earnings Conference Call

Jim Connor—Duke Realty Corp—COO

Sounds like Denny just set the floor for me. I think that’s absolutely right. I think when you look at the leases that are rolling and when they were signed, in some of the softer times combined with where our occupancy is, our mission has been and will continue to be to push rents.

Brandon Cheatham—SunTrust Robinson Humphrey—Analyst

That’s great. Thanks a lot.

Operator

(Operator Instructions)

At this time, there are no questions in queue. Please continue.

Ron Hubbard —Duke Realty Corp—IR

We appreciate everyone for joining the call today and look forward to seeing many of you at the NAREIT Conference in San Francisco in a few weeks. If not, we’ll reconvene during our fourth quarter and year-end conference call tentatively scheduled for January 30. Have a happy Halloween and thanks again.

Operator

Thank you ladies and gentlemen. That does conclude your conference for today. Thank you for your participation and for using AT&T Executive Teleconference. You may now disconnect.

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